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                                                                  EXHIBIT 99.1


                                                         FOR IMMEDIATE RELEASE
                                                               OCTOBER 6, 1997

                                                                     CONTACTS:
                                       STEVE PURCELL - CHIEF FINANCIAL OFFICER
                                   PHONE: (402) 593-4632 - FAX: (402) 537-6197
                                                          E-MAIL: cfo@abii.com

                                  SHELLY VAUGHN - DIRECTOR, INVESTOR RELATIONS
                                   PHONE: (402) 596-8929 - FAX: (402) 537-6197
                                                           E-MAIL: ir@abii.com

                AMERICAN BUSINESS INFORMATION, INC.(R) ANNOUNCES
                        RECLASSIFICATION OF COMMON STOCK

(OMAHA, NE) - On October 3, 1997, the stockholders of American Business Information, Inc.(R) (the "Company") (NASDAQ: ABII) approved the reclassification of the Company's existing Common Stock as Class B Stock and the authorization of a new class of common stock designated Class A Common Stock, and the Board of Directors declared a dividend of one share of Class A Common Stock for every share of Class B Common Stock outstanding as of that date. The record date for the stock dividend was October 3, 1997. The payment for the stock dividend will be October 9, 1997. The Class A Common Stock entitles the holder thereof to one vote per share and a non-cumulative dividend of $0.02 per share per year, when and as declared by the Company's Board of Directors in preference to any dividend on the Class B Common Stock. The Class B Common Stock entitles the holder thereof to ten votes per share. In all other respects, the Class A Common Stock and Class B Common Stock are identical.

The Company's Class B Common Stock will continue to trade on the Nasdaq National Market under the symbol "ABII" until the close of trading on October 9, 1997. Beginning with the opening of trading on October 10, 1997, the Company's Class A Common Stock will trade on the Nasdaq National Market under the symbol, "ABIIA," and the Company's Class B Common Stock will trade on the Nasdaq National Market under the symbol "ABIIB."

American Business Information, Inc.(R) is a leading provider of business and consumer marketing information products and data processing services. Over 1 million customers use the Company's products and services for sales leads, direct mail, market research and credit reference applications. Founded in 1972, the Company is headquartered at 5711 South 86th Circle, P.O. Box 27347, Omaha, NE 68127-0347. American Business Information(R) can be contacted at
(402) 593-4500, or on the World Wide Web at www.SalesLeadsUSA.com.

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